Exhibit 77Q(2) for Annual Form N-SAR - Period Ended 10-31-2006


First Trust Strategic High Income Fund

A late Form 3 was filed on behalf of Joseph McDermott for the First Trust Strategic High Income Fund on November 15,
2006 due to an administrative error. Joseph McDermott became Chief Compliance Officer of First Trust Advisors
L.P., investment manager of the First Trust Strategic High
Income Fund, on July 10, 2006.